Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ProKidney Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of Each Class of Security to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A ordinary shares, par value $0.0001 per share	232,530,000(2)	$8.68(3)	$2,018,360,400.00	$187,102.01

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional Class A common ordinary shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Consists of (i) 50,000 Class A ordinary shares, par value $0.0001 per share, of the Registrant, collectively held by certain holders of the Registrant’s securities (the “Holders”) party to that certain Amended and Restated Registration Rights Agreement, dated as of July 11, 2022, by and among the Registrant, SCS Sponsor III LLC, and the Holders (the “Amended and Restated Registration Rights Agreement”), their permitted transferees and certain Additional Holders (as defined in the Amended and Restated Registration Rights Agreement); (ii) 180,000,000 Class A ordinary shares issued or issuable pursuant to that certain Exchange Agreement, dated as of July 11, 2022, by and among the Registrant, ProKidney LP, and certain holders of the Company’s securities party thereto; and (iii) 52,480,000 Class A ordinary shares purchased by certain investors at a purchase price of $10.00 per share, pursuant to subscription agreements with the Registrant.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $8.68, which is the average of the high and low prices of the Class A ordinary shares on August 3, 2022 on the Nasdaq Capital Market.